                                                                   EXHIBIT 10.4


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this ___ day of March, 1996, by and between SUSAN BRANDT, an individual resident of the State of Missouri (hereinafter referred to as "Employee"), and MEDIRISK, INC., a Florida corporation ("Medirisk").

                              W I T N E S S E T H:

     WHEREAS, pursuant to a Stock Purchaser Agreement dated March ___, 1996 (the "Stock Purchase Agreement"), by and among Medirisk, Employee and the other Sellers (as defined in the Stock Purchase Agreement), Employee is selling to Medirisk all of her shares of capital stock in PracticeMatch, Inc. (the "Company");

     WHEREAS, in order to induce Medirisk to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby, Employee has agreed to enter into this Agreement; and

     WHEREAS, Medirisk desires to employ Employee, and Employee desires to be employed by Medirisk, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                                  EMPLOYMENT.

     1.1 Position. Subject to the terms hereof, Medirisk hereby employs Employee, and Employee hereby accepts such employment. Employee shall serve as a Vice President of Medirisk generally responsible for managing the day-to-day operations of the Company (Employee acknowledging and agreeing that human resources, sales and corporate functions such as legal and accounting services may be consolidated with those of Medirisk), and Employee shall perform such duties and accept such responsibilities as are assigned to her from time to time by the Chief Executive Officer or Chief Operating Officer of Medirisk. Unless otherwise agreed by Employee, Employee's principal place of employment shall be in the St. Louis, Missouri metropolitan area; provided that the Employee acknowledges that reasonable travel to other locations may be necessary to perform the duties hereunder.

     1.2 Discharge of Duties. Employee agrees faithfully and diligently to discharge and carry out her duties and responsibilities under this Agreement, shall use her reasonable best efforts to implement the policies established by the Chief Executive Officer or Chief Operating Officer of Medirisk which are consistent with her title and position as specified in Section 1.1 hereof, and shall devote her full business time, attention, energy and skill to the business of the Company and Medirisk. Employee shall not, during her employment, seek or accept other employment, become self-employed in any other capacity during the term of her employment, or engage in any activities which are detrimental to the business of Medirisk or the Company; provided, however, that Employee may continue to be associated with the business of Cedar Restorers of St. Louis, Inc. in the capacities in which she was involved with such business prior to the date of this Agreement. Notwithstanding the foregoing, Employee may engage in personal investment activities, provided that such activities do not interfere with Employee's ability to discharge her duties and responsibilities hereunder.

                                  ARTICLE II.
                             TERM AND TERMINATION.

     2.1 Term of Employment. The employment of Employee hereunder shall commence as of the date hereof and shall, except as otherwise provided herein, continue until the earlier of (a) the third anniversary of the date hereof (the "Expiration Date") or (b) the occurrence of any of the following events:

         (i) the death or total disability of Employee (total disability meaning the failure of Employee to perform her normal required services hereunder for a period of three consecutive months during any consecutive six-month period during the term hereof by reason of Employee's mental or physical disability as reasonably determined by a physician selected by the Board of Directors of the Company or by the Chief Executive Officer of Medirisk);

         (ii) the Company's termination of Employee's employment hereunder, upon prior written notice to Employee, for "good cause." For the purposes of this Agreement, good cause for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, confesses to or is indicted of any felony or commits any act of fraud, misappropriation or embezzlement against the Company or Medirisk, (B) if Employee has engaged in a dishonest act to the material damage or prejudice of the Company, Medirisk or any affiliate of either or engaged in conduct or activities involving moral turpitude that damage the property, business or reputation of the Company, Medirisk or any affiliate of either, (C) if Employee suffers from chronic alcoholism or other form of addiction, (D) if Employee shall materially neglect or fail to perform duties assigned to her consistent with Section 2.2 hereof which continues for thirty days after receipt of written notice detailing such neglect or failure from the Chief Executive Officer, Chief Operating Officer or Board of Directors of the Company, or (G) if during the term of this Agreement, Employee violates any provisions set forth in Article V of this Agreement; or

          (iii) Employee's termination of Employee's employment hereunder upon thirty (30) days' written notice.

The earlier of (a) and (b) of this Article II is sometimes hereinafter referred to as the "Termination Date."

     2.2 Termination by Employee for Good Reason. Employee shall be entitled to terminate her employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the prior written consent of Employee:

          (a) the relocation of Employee's principal place of employment anywhere outside the St. Louis, Missouri metropolitan area, or Employee being required to be based anywhere other than the St. Louis, Missouri metropolitan area, except for reasonable travel on the Company's business;

          (b) the removal of the title of Employee specified in Section 1.1 hereof or the material reduction, without Employee's consent, of Employee's duties and responsibilities hereunder; or

          (c) a material breach by the Company of its obligations under this Agreement, which breach continues for a period of 30 days after notice from Employee detailing such material breach.


                                  ARTICLE III.
                                 COMPENSATION.

         3.1 Salary. Employee shall be paid a base salary (the "Salary") during her employment hereunder at the rate of $96,000 per annum, payable in accordance with Medirisk's standard policy (which policy currently provides for payments on the fifteenth and last day of each month). Such Salary is subject to increase by the Board of Directors of Medirisk from time to time, in its sole discretion, based upon review of Employee's performance and the performance of Medirisk pursuant to Medirisk's policy.

         3.2 Bonus. (a) Employee shall be eligible for a target bonus equal to $50,000 for services rendered from the date hereof through December 31, 1996, and for all calendar years thereafter during the term of this Agreement.

          (b) For the period from the date hereof through December 31, 1996, Employee's bonus shall consist of (i) a commission of 1% of all renewal revenue recognized by the Company during such period, such commission being paid monthly based on renewal revenue recognized in the preceding month and such commission being calculated based upon renewal revenue recognized as determined on the cash basis of accounting (rather than the accrual basis) as such cash basis has historically been applied by the Company, and (ii) a target bonus of $25,000 based upon the Company's achievement of 100% of the pre-tax profit goal reasonably established by Medirisk within 60 days after the date of this Agreement, such profit bonus being increased by 3% for each 1% that actual results exceed such pre-tax profit goal and being reduced by 1% for each 1% that actual results are below such pre-tax profit goal; provided that Employee shall receive no bonus based upon the Company's pre-tax profits if the Company fails to achieve 70% of such pre-tax profit goal. The Chief Executive Officer of Medirisk may determine, based upon year-to-date performance and forecast performance for the remainder of the year, to pay up to 50% of the Employee's bonus based on pre-tax profits on a quarterly basis based on the Company's performance in the prior quarter. Notwithstanding the foregoing, Employee shall receive a minimum bonus based on pre-tax profits of the Company of $4,000 for each of the first two calendar quarters of 1996, such minimum to be credited against bonuses actually earned during 1996 and to be paid within 30 days after the end of each of the first two calendar quarters of 1996.

          (c) For each year from and after January 1, 1997 during the term of this Agreement, Employee shall be entitled to receive a target bonus of $50,000 based upon the Company's achievement of 100% of renewal and pre-tax profit goals reasonably established by the Board of Directors of Medirisk in advance of such year. The portion of such bonus based on renewal goals will continue to be paid monthly, and up to 50% of the portion of the bonus based on pre-tax profit goals will continue to be paid quarterly (subject to Medirisk's Chief Executive Officer's determination). The target bonus will be increased or decreased based upon the Company's exceeding or failing to achieve 100% of the relevant goal on the same basis as the pre-tax profits-based goal for 1996 is to be adjusted.

         3.3 Expenses. Medirisk shall reimburse Employee for all reasonable expenses incurred by Employee on behalf of the Company or Medirisk, and approved and vouched pursuant to Medirisk's procedures or practices then in effect.

         3.4 Options. Within sixty days following the date hereof, Medirisk will grant to Employee options to purchase up to 50,000 shares of Series A Common Stock of Medirisk for a purchase price per share equal to the then fair market value of a share as established on the date of such grant by the Board of Directors, such fair market value to be communicated to the Employee at or before the execution and delivery of this Agreement. The options will be granted pursuant to the terms of Medirisk's standard option agreement. Such options shall vest ratably over five years and will expire ten years after they are issued.


                                  ARTICLE IV.
                                   BENEFITS.

         Medirisk shall provide Employee with the following fringe benefits during the term of her employment hereunder:

     4.1 Benefits. Employee shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and 401(k) plans) as Medirisk shall maintain from time to time for the benefit of officers of Medirisk, on the terms and subject to the conditions set forth in such plans.

     4.2 Vacation. In addition to customary holidays observed by Medirisk, Employee shall receive paid vacation time during the term of her employment hereunder in accordance with the vacation policy maintained by Medirisk from time to time for the benefit of officers and employees of Medirisk, provided that if the calculation of paid vacation time is based on time of service with Medirisk, Employee shall receive credit for prior service as an employee of the Company. Any unused vacation days in any calendar year may not be carried over to subsequent calendar years, and vacation days for partial calendar years during the term of employment will be pro rated.

                                   ARTICLE V.
                             RESTRICTIVE COVENANTS.

     5.1 Certain Definitions.

         "Business" shall mean the Company's and Medirisk's present businesses which consist of the development, implementation, marketing and sale of computer software, databases and other tools (and support services related to such software, databases and tools) to measure, track, report on, and manipulate and analyze data concerning (i) the outcomes of procedures, treatments and protocols in inpatient rehabilitation, subacute/skilled care, outpatient rehabilitation, home health care and acute care, (ii) the costs and utilization of healthcare procedures, treatments and protocols, and (iii) profile and recruitment information directly or indirectly relating to physicians and other healthcare providers.

         "Compete" or "Competing" shall mean with respect to the Business: (i) the development, implementation, marketing and sale of computer software, databases and other tools (and support services related to such software, databases and tools) to measure, track, report on, and manipulate and analyze data concerning (A) the outcomes of procedures, treatments and protocols in inpatient rehabilitation, subacute/skilled care, outpatient rehabilitation, home health care or acute care, (B) the costs and utilization of healthcare procedures, treatments and protocols or (C) profile and recruitment information directly or indirectly relating to physicians or other healthcare providers, provided that "Compete" or "Competing" shall not be deemed to mean Employee's engaging in the business of physician recruiting; (ii) hiring, soliciting or attempting to hire or solicit any employee of the Company or Medirisk either on Employee's behalf or on behalf of any other person or entity; or (iii) entering into or attempting to enter into any business substantially similar to the Business, either alone or with any individual, partnership, corporation or association.

        "Directly or Indirectly" as they modify the words "Compete" or "Competing" shall mean: (i) acting as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is Competing with the Business; (ii) participating in any such Competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor, or stockholder (except as a stockholder owning less than a five percent interest in a corporation whose shares are actively traded on a national securities exchange or in the over-the-counter market); and (iii) communicating to any such Competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client, customer or supplier of the Company or Medirisk.

        "Territory" shall mean the United States of America and all of its political subdivisions.

     5.2 Scope and Reasonableness. Employee acknowledges that Medirisk and the Company have a reasonable present and future expectation of business within the Territory. Employee acknowledges that this Agreement (including without limitation this Article V) is being entered into as a major portion of the consideration for the sale of the stock of the Company to Medirisk

     5.3 Confidentiality and Trade Secrets.

         (a) Employee acknowledges and agrees that her prior positions as an employee, officer, director and owner of stock of the Company and as an employee and officer of Medirisk she has been and will be afforded an unique opportunity to acquire confidential information concerning the Business and that the misappropriation or disclosure of such confidential information would cause irreparable harm to Medirisk and the Company. Employee acknowledges that such confidential information includes, without limitation, financial information concerning the Business, the names and addresses of actual and potential customers, studies of prospective market areas, data supply sources, products, technical data, ideas, processes, financial matters, and trade secrets (including without limitation all such information obtained or learned during her tenure as a director, officer and employee and stockholder of the Company or as an employee and officer of Medirisk), such information collectively being referred to as the "Confidential Information." Confidential Information shall not include any information or documents that (i) are or become publicly available without breach of this Section 5.3, (ii) Employee receives from any third party who is not breaching an obligation of confidence with Medirisk or the Company or without an accompanying obligation of confidence, or (iii) is required to be released by a valid court or governmental order. In the event that Employee is requested in any court or governmental proceeding to disclose any Confidential Information, Employee shall give Medirisk prompt notice of such request, such that Medirisk or the Company may seek a protective order or other appropriate relief, and in any such proceeding Employee will disclose only so much of the Confidential Information as is required to be disclosed.

     (b) Employee will keep confidential and will not for a period of two years after the termination or expiration of her employment with Medirisk, directly or indirectly, divulge to anyone, use or otherwise appropriate any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of Medirisk or the Company.

     (c) With respect to any trade secrets included in the Confidential Information, Employee also agrees not to use or disclose any of such trade secrets at any time until such trade secrets become generally available to the public by independent discovery or development and publication through no fault of Employee. Employee acknowledges and agrees that these prohibitions against disclosure of Confidential Information are in addition to, and not in lieu of, any rights or remedies that Medirisk or the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent disclosure of trade secrets or proprietary information, and the enforcement by Medirisk or the Company of any of their rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies they may possess in law or equity absent this Agreement.

         5.4 Non-Competition. Employee agrees that for a period of two years following the expiration or termination of her employment with Medirisk, she will not, without Medirisk's prior written consent, Directly or Indirectly Compete with the Company in the Business within the Territory; provided that this Section 5.4 shall be inapplicable in the event Employee terminates employment hereunder for Good Reason pursuant to Section 2.2.

         5.5 Non-Solicitation and Non-Interference. Employee agrees that for a period of two years after the expiration or termination of her employment with Medirisk, she will not in any way, directly or indirectly, for herself or on behalf of or in conjunction with any other person, partnership, firm or corporation:

                 (a) Solicit or divert away or attempt to solicit or divert any customer served by the Company or Medirisk or any identified prospective customer of the Company or Medirisk prior to the Termination Date;

                 (b) Hire any employee of Medirisk or the Company, or request or induce any employee of Medirisk or the Company to terminate his or her employment with Medirisk or the Company and accept employment with another entity;

provided that this Section 5.5 shall be inapplicable in the event Employee terminates employment hereunder for Good Reason pursuant to Section 2.2

         5.6 Remedies.  Employee acknowledges that any violation of this
Article V will cause irreparable harm to Medirisk and the Company and that damages are not an adequate remedy. Employee, therefore, agrees that Medirisk and the Company shall be entitled to an injunction enjoining, prohibiting, and restraining Employee from the continuance of any such violation, in addition to any monetary recovery that might be available to Medirisk and the Company by reason of a violation of this Agreement and any other remedies at law or in equity, including without limitation specific performance.

         5.7 Independent.  The covenants set forth in the foregoing Sections of
Article V are and shall be deemed and construed as separate and independent covenants. Should any part or provision of such covenants be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof. Specifically, and without limiting the generality of the foregoing, if any portion of Section 5.2, 5.3, 5.4 or 5.5 is found to be invalid by a court of competent jurisdiction because its duration, the Territory, and/or the Business are invalid or unreasonable in scope, such duration, Territory, and/or Business, as the case may be, shall be redefined by consideration of the reasonable concerns and needs of Medirisk and the Company such that the intent of Medirisk and Employee, in agreeing to Sections 5.2, 5.3, 5.4 and 5.5, will not be impaired and shall be enforceable to the fullest extent of the applicable laws. Employee acknowledges and agrees that the Company is an intended third party beneficiary of this Agreement.

                                  ARTICLE VI.
                           PAYMENTS UPON TERMINATION.

         If Employee voluntarily terminates employment hereunder (other than for Good Reason), if Employee's employment is terminated by reason of her death or total disability, or if the Company terminates Employee's employment hereunder for "good cause," then Employee shall be entitled to receive the unpaid Salary accrued for performance rendered under this Agreement through the Termination Date. If Employee terminates employment for Good Reason, or if Medirisk terminates Employee's employment hereunder other than for "good cause,"
Employee shall be entitled to continue to receive her then-effective Salary through the Expiration Date, paid in accordance with Medirisk's standard policy.

                                  ARTICLE VII.
                                 MISCELLANEOUS

         7.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Employee and her executor, administrator, heirs, personal representatives and assigns, and Medirisk and its successors and assigns; provided, however, that Employee shall not be entitled to assign or delegate any of her rights or obligations hereunder without the prior written consent of Medirisk.

         7.2 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.

     7.3 Withholding. Notwithstanding any of the terms and provisions of this Agreement, all amounts payable to Employee hereunder shall be subject to withholding of such sums related to taxes, garnishments or other legal obligations as Medirisk may reasonably determine it is required to withhold pursuant to applicable law, regulation, decree or judgment.

     7.4 Waiver. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     7.5 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.6 Notices. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or two (2) business days after being sent by first class mail and addressed as follows:

     (a) If to Employee:

         Ms. Susan Brandt
         55 West Port Plaza, Suite 755
         St. Louis, Missouri 63146

     (b) If to Medirisk addressed to:

         Medirisk, Inc.
         Two Piedmont Center, Suite 400
         3565 Piedmont Road
         Atlanta, GA 30305-1502
         Attention:  Mark A. Kaiser

or to such other person or address as shall be furnished in writing by any party to the other prior to the giving of the applicable notice or communication.

     7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     7.8 Entire Agreement. This Agreement supersedes all prior agreements between the parties regarding the employment of Employee. This Agreement may be modified only by a written instrument signed by each of the parties hereto. Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of Medirisk beyond the Expiration Date as set forth in
Section 2 of this Agreement, and Employee specifically acknowledges that in the event her employment continues beyond the Expiration Date, she shall be an employee at will of Medirisk, and thus subject to discharge by Medirisk with or without cause and without compensation of any nature and that following any such discharge the provisions of Section 5 of this Agreement shall be applicable.

            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.
                          SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                               MEDIRISK, INC.


                               By:  /s/ Mark A. Kaiser
                                   ------------------------------
                               Name:   Mark A. Kaiser
                                    -----------------------------
                               Title:  Chief Executive Officer
                                     ----------------------------



                               EMPLOYEE


                                /s/ Susan Brandt
                               ----------------------------------
                               SUSAN BRANDT